GUARANTEE


                           dated as of March 11, 1998


                                     made by


                                 the GUARANTORS
                               referred to herein


                                   in favor of


                             BANKERS TRUST COMPANY,
                  as Administrative Agent and Collateral Agent


                            THE CHASE MANHATTAN BANK,
                              as Syndication Agent

                       THE VARIOUS FINANCIAL INSTITUTIONS
              IDENTIFIED AS LENDERS IN THE PARTICIPATION AGREEMENT,
                                   as Lenders


                                       and


                       THE VARIOUS FINANCIAL INSTITUTIONS
             IDENTIFIED AS INVESTORS IN THE PARTICIPATION AGREEMENT,
                                  as Investors

                                    GUARANTEE

     THIS GUARANTEE (this "Guarantee"), dated as of March 11, 1998, is made by each of the Guarantors listed on the signature pages hereof under the caption "Guarantors" (collectively, the "Guarantors"), in favor of FMS TRUST 1997-1, as Lessor; BANKERS TRUST COMPANY, as Administrative Agent and Collateral Agent (the "Administrative Agent") under the Participation Agreement (as defined below); THE CHASE MANHATTAN BANK, as Syndication Agent (the "Syndication Agent"); each of the financial institutions as are or may from time to time become Lenders pursuant to the terms of the Participation Agreement (the "Lenders"); and each of the financial institutions as are or may from time to time become Investors pursuant to the terms of the Participation Agreement, as Investors (the "Investors") (each of the Lenders, the Lessor, the Investors, the Administrative Agent and the Syndication Agent being referred to herein collec tively as the "Guaranteed Parties").

                              W I T N E S S E T H:

     WHEREAS, as a condition to the occurrence of the Initial Closing Date under the Participation Agreement dated as of the date hereof (together with all amendments, supplements, amendments and restatements and other modifications, if any, from time to time thereafter made thereto, the "Participation Agreement"), among the Lessee and Construction Agent, the Lessor, the Owner Trustee, the Investors, the Administrative Agent, the Syndication Agent and the Lenders, the Guarantors are required to execute and deliver this Guarantee in favor of the Guaranteed Parties;

     WHEREAS, each of the Guarantors has duly authorized the execution, delivery and performance of this Guarantee; and

     WHEREAS, it is in the best interests of the Guarantors to execute this Guarantee inasmuch as the Guarantors will derive substantial benefits from the transactions contemplated by the Participation Agreement and the other Operative Agreements;

     NOW, THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, and in order to induce the Guaranteed Parties to enter into the Participation Agreement, each of the Guarantors agrees, for the benefit of the Guaranteed Parties, as follows:


                                    ARTICLE I

                                   DEFINITIONS

     SECTION 1.1. Definitions. Capitalized terms used but not otherwise defined in this Guarantee have the respective meanings specified in Annex A to the Participation Agreement (as such Annex A may be amended, supplemented, amended and restated or otherwise modified from time to time, "Annex A"); and the rules of interpretation set forth therein shall apply to this Guarantee.

     SECTION 1.2. U.C.C. Definitions. Unless otherwise defined herein or the context otherwise requires, terms for which meanings are provided in the Uniform Commercial Code as in affect in the State of New York are used in this Guarantee, including its preamble and recitals, with such meanings.


                                   ARTICLE II

                              GUARANTEE PROVISIONS

     SECTION 2.1. Guarantee. The Guarantors, as primary obligors and not as sureties, hereby jointly, severally, absolutely, unconditionally and irrevocably guarantee to each of the Guaranteed Parties the following obligations (collectively, the "Guaranteed Obligations"):

          (a) the due, punctual and full payment by each Loan Party, the Lessor and the Owner Trustee (for purposes of this Guarantee, each an "Obligor" and collectively the "Obligors"), whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations and amounts to be paid by such Obligor pursuant to any Operative Agreement to which such Obligor (except to the extent such payment is to be made by the Trust Company in its individual capacity) is or is to be a party, whether for Investor Contributions, Investor Yield, principal, interest, fees, expenses or otherwise (including all such amounts which would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. ss.362(a), and the operation of Sections 502(b) and 506(b) of the United States Bankruptcy Code, 11 U.S.C. ss.502(b) and ss.506 (b)); and

          (b) the due, prompt and faithful performance of, and compliance with, all other obligations, covenants, terms, conditions and undertakings of each Obligor (except to the extent such performance and/or compliance is to be made by the Trust Company in its individual capacity) contained in each Operative Agreement to which such Obligor is or is to be a party in accordance with the terms thereof.

                                                            SUBSIDIARY GUARANTEE

     Notwithstanding the foregoing, the Guarantors shall not be obligated to (i) make any payment hereunder in respect of principal of any Tranche B Loans or outstanding fundings of Investor Contribution unless at such time a Default or Event of Default has occurred and is continuing or (ii) pay under this Guarantee any amounts due under the Lease on behalf of any Lessee other than such amount as such Lessee would be obligated to pay under the Lease assuming the Lease were enforced in accordance with its terms (and without giving effect to any discharge or limitation thereon resulting or arising by reason of the bankruptcy or insolvency of such Lessee).

     The Guarantors further agree that they shall jointly and severally indemnify and hold harmless each Guaranteed Party for any and all costs and expenses (including reasonable attorney's fees and expenses) incurred by such Guaranteed Party in enforcing any rights under this Guarantee after the occurrence of an Event of Default.

     This Guarantee constitutes a guarantee of payment when due and not of collection, and each of the Guarantors specifically agrees that it shall not be necessary or required that any Guaranteed Party exercise any right, assert any claim or demand or enforce any remedy whatsoever against any Loan Party (or any other Person) before or as a condition to the enforcement of its obligations hereunder.

     SECTION 2.2. Guarantee Absolute, etc. This Guarantee shall in all respects be a continuing, absolute, unconditional and irrevocable guarantee of payment, and shall remain in full force and effect until all Guaranteed Obligations have been paid in full and all obligations of each Guarantor hereunder shall have been paid in full. Each of the Guarantors guarantees that the Guaranteed Obliga tions will be paid strictly in accordance with the terms of the Lease and each other Operative Agreement under which they arise, in each case regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Guaranteed Party. The liability of the Guarantors under this Guarantee shall be joint, several, absolute, unconditional and irrevoca ble irrespective of:

          (a) any lack of validity, legality or enforceability of any Operative Agreement;

          (b) the failure of any Guaranteed Party:

                                                            SUBSIDIARY GUARANTEE

               (i) to assert any claim or demand or to enforce any right or remedy against the Lessee or any other Person (including any other Guarantor) under the provisions of any Operative Agreement or otherwise, or

               (ii) to exercise any right or remedy against any other guar antor of, or collateral securing, any Guaranteed Obligations;

          (c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other extension, compromise or renewal of any of the Guaranteed Obligations;

          (d) any reduction, limitation, impairment or termination of the Guaranteed Obligations for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Guarantor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, the Guaran teed Obligations;

          (e) any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of any Operative Agreement;

          (f) any addition, exchange, release, surrender or nonperfection of any collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any other guarantee, held by any Guaranteed Party securing any of the Guaranteed Obligations; or

          (g) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, any Loan Party, any surety or any guarantor.

     SECTION 2.3. Reinstatement, etc. (a) Each of the Guarantors agrees that this Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Guaranteed Obligations is rescinded or must otherwise be restored by any Guaranteed Party, upon the insolvency, bankruptcy or reorganization of the Lessee or otherwise, as though such payment had not been made.

                                                            SUBSIDIARY GUARANTEE

          (b) This Guarantee shall be automatically and unconditionally released and discharged, without any further action required on the part of the beneficiary hereof or any other party hereto, upon: (i) the release of the Guarantors from their Subsidiary Guarantees dated as of March 11, 1998 to Bankers Trust Company, as Administrative Agent in respect of the $3,750,000,000 Loan Agreement dated as of March 11, 1998 among FMI, the lenders set forth on the signature pages thereof, Bankers Trust Company, as Administrative Agent, and The Chase Manhattan Bank, as Syndication Agent (the "Loan Agreement"), as such Loan Agreement may be hereafter amended and any successor facilities thereto; or (ii) any sale or other disposition (by merger or otherwise) to any Person which is not a subsidiary of FMI of all of the capital stock in, or all or substantially all of the assets of, the Guarantors, provided that such sale or disposition of such capital stock or assets is otherwise in compliance with the terms of the Operative Agree ments. The parties hereto agree that the foregoing is for the benefit of the lenders party to the Loan Agreement and may not be amended, modified or waived (and no provision inconsistent therewith adopted) without the consent of such lenders.

     SECTION 2.4. Waiver, etc. Each of the Guarantors hereby waives (i) promptness, diligence, notice of acceptance and any other notice (other than those provided for in the Operative Agreements) with respect to any of the Guaranteed Obligations and this Guarantee and (ii) any requirement that any Guaranteed Party protect, secure, perfect or insure any security interest or Lien, or any property subject thereto, or exhaust any right or take any action against any Loan Party or any other Person (including any other guarantor or entity or any collateral securing the Guaranteed Obligations).

     SECTION 2.5. Waiver of Subrogation. So long as any of the Guaranteed Obligations remain unpaid, each of the Guarantors hereby agrees that it will not claim and hereby irrevocably waives for such period any claim or other rights which it may now or hereafter acquire against any Loan Party that arise from the existence, payment, performance or enforcement of the Guarantors' obligations under this Guarantee or any other Operative Agreement, including any right of subrogation, reimbursement, exoneration, or indemnification, any right to partici pate in the claim or remedy of the Guaranteed Parties against any Lessee or any collateral which the Administrative Agent or the Lessor now has or hereafter acquires, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including the right to take or receive from such Loan Party, directly or indirectly, in cash or other property or by set-off or in any manner, payment or security on account of such claim or other rights until all Guaranteed Obligations are satisfied. If any amount shall be paid to any of the Guarantors in violation of the preceding sentence and the Guaranteed Obligations

                                                            SUBSIDIARY GUARANTEE

shall not have been paid in cash in full until all Guaranteed Obligations are satisfied, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and held in trust for, the Guaranteed Parties, and shall forthwith be paid to the Guaranteed Parties to be credited and applied upon the Guaranteed Obliga tions, whether matured or unmatured. Each of the Guarantors acknowledges that it will receive benefits from the financing and other arrangements contemplated by the Operative Agreements and that the waiver set forth in this Section is knowingly made in contemplation of such benefits.

     SECTION 2.6. Subordination. Any rights of any Guarantor, whether now existing or later arising, to receive payment on account of any indebtedness (including interest) owed to it by FMI or to receive any payment from FMI shall at all times be subordinate as to lien and time of payment and in all other respects to the full and prior repayment of the Obligations and any obligations under the Corporate Loan Documents. The Guarantors shall not be entitled to enforce or receive payment of any sums hereby subordinated until the Obligations have been paid and performed in full and any such sums received in violation of this Guaran tee shall be received by the Guarantors in trust for the Guaranteed Parties and immediately turned over to same.

     SECTION 2.7. Consent to Jurisdiction; Waiver of Immunities. Each of the Guarantors hereby acknowledges and agrees that:

          (a) It irrevocably submits to the jurisdiction of any federal court sitting in the Southern District of New York in any action or proceeding arising out of or relating to this Guarantee, and each Guarantor hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such federal court. Each Guarantor hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each Guarantor agrees that a final, unappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

          (b) Nothing in this Section shall affect the right of any Guaranteed Party to serve legal process in any manner permitted by law or affect the right of any Guaranteed Party to bring any action or proceeding against any Guarantor or its property in the courts of any other jurisdictions.

                                                            SUBSIDIARY GUARANTEE

     SECTION 2.8. Obligations Independent. The obligations of each Guaran tor hereunder are independent of the obligations of any other Guarantor, any other guarantor or any other Loan Party, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor, any other guarantor or any other Loan Party, and whether or not any other Guarantor, any other guarantor or any other Loan Party be joined in any such action or actions.

     SECTION 2.9. Bankruptcy. In the event of a rejection of the Lease or any Lease Supplement in a bankruptcy or insolvency proceeding of the Lessee, each Guarantor agrees that it will pay forthwith all payments required to be made by such Lessee under the Lease and Lease Supplements as though such rejection had not occurred. Each Guarantor confirms that it is the intention of all of the Partici pants that neither the guarantee by such Guarantor pursuant to this Guarantee nor any liability or payment by it hereunder shall (i) render such Guarantor "insol vent," or (ii) constitute a fraudulent transfer or conveyance, or (iii) constitute a transaction at an undervalue or preference, or (iv) give rise to any similar or analogous event, thing or circumstance, in each case, for purposes of the Bank ruptcy Code, the Uniform Fraudulent Conveyances Act, the Uniform Fraudulent Transfer Act or any similar federal or state law. To effectuate the foregoing intention, the Guaranteed Parties and each Guarantor hereby irrevocably agrees that the Guaranteed Obligations of such Guarantor shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the Guaranteed Obligations of such other Guarantor under this Guarantee, result in the Guaranteed Obligations of such Guarantor hereunder neither rendering the Guarantor "insolvent" nor consti tuting such fraudulent transfer or conveyance, such transaction at an undervalue or preference or such other event, thing or circumstance, in each case, under any such law.

     SECTION 2.10. Contribution. In order to provide for just and equitable contribution among the Guarantors, the Guarantor agrees, that in the event any payment or distribution is made by any other Guarantor (a "Funding Guarantor") under its Guarantee, such Funding Guarantor shall be entitled to a contribution from all other Guarantors, including the Guarantor, in a pro rata amount based on the Adjusted Net Assets of each Guarantor (including the Funding Guarantor) for all payments, damages and expenses incurred by that Funding Guarantor in discharging the Obligations of the Borrower, and the Guarantor agrees (i) to cooperate with the other Guarantors to determine whether such contributions are required and (ii) to make such contribution, if the Guarantors agree that such

                                                            SUBSIDIARY GUARANTEE

contribution is required by the Guarantor. "Adjusted Net Assets" of such Guaran tor at any date shall mean the lesser of (x) the amount by which the fair value of the property of such Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date (other than liabilities of such Guarantor subject to a Subordination Agreement)), but excluding liabilities under the Guarantee, of such Guarantor at such date and (y) the amount by which the present fair salable value of the assets of such Guarantor at such date exceeds the amount that will be required to pay the probable liabilities of such Guarantor on its debts, excluding debt in respect of the Guaranty of such Guarantor, as they become absolute and matured.


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.1. Representations and Warranties. Each of the Guarantors hereby affirms the representations and warranties set forth in Section 7.3 of the Participation Agreement, which representations and warranties are hereby incorpo rated by reference.


                                   ARTICLE IV

                            MISCELLANEOUS PROVISIONS

     SECTION 4.1. Operative Agreement. This Guarantee is an Operative Agreement executed pursuant to the Participation Agreement and shall (unless expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions of the Participation Agreement, including, without limitation, Section 13 thereof.

     SECTION 4.2. Binding on Successors, Transferees and Assigns; Assign ment of Guarantee. This Guarantee shall be binding upon each of the Guarantors and its successors, transferees and assigns and shall inure to the benefit of and be enforceable by each Guaranteed Party and their respective, permitted successors and assigns; provided, however, that no Guarantor may assign any of its obliga tions hereunder without the prior written consent of each Participant.

                                                            SUBSIDIARY GUARANTEE

     SECTION 4.3. Amendments, etc. No amendment to or waiver of any provision of this Guarantee, nor consent to any departure by any of the Guarantors herefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent and the Lessor, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     SECTION 4.4. Addresses for Notices to the Guarantor. All notices, demands, requests, consents, approvals and other communications hereunder shall be in writing and directed to the address described in, and deemed received in accordance with the provisions of, Section 13.2 of the Participation Agreement.

     SECTION 4.5. No Waiver; Remedies. In addition to, and not in limita tion of, Section 2.2 and Section 2.4, no failure on the part of any Guaranteed Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     SECTION 4.6. Section Captions. Section captions used in this Guarantee are for convenience of reference only, and shall not affect the construction of this Guarantee.

     SECTION 4.7. Setoff. In addition to, and not in limitation of, any rights of any Guaranteed Party under applicable law, each Guaranteed Party shall, upon the occurrence of any Lease Event of Default or any Construction Agency Agree ment Event of Default, have the right to appropriate and apply to the payment of the obligations of the Guarantors owing to it hereunder, to the extent then due, and each of the Guarantors hereby grants to each Guaranteed Party a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of such Guarantor then or thereafter maintained with such Guaranteed Party; pro vided, however, that any such appropriation and application shall be subject to the provisions of the Participation Agreement.

     SECTION 4.8. Severability. Wherever possible each provision of this Guarantee shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guarantee shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guarantee.

                                                            SUBSIDIARY GUARANTEE

     SECTION 4.9. Termination of Guarantee. The Guarantors' obligations under this Guarantee shall terminate on the date upon which all Guaranteed Obligations have been paid in full, and all other Obligations shall have been fully and finally discharged.

     SECTION 4.10. Governing Law. THIS GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

     SECTION 4.11. Waiver of Jury Trial. EACH OF THE GUARANTORS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RE SPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS GUARANTEE. EACH OF THE GUARANTORS ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCE MENT FOR THE PARTICIPANTS ENTERING INTO THE PARTICIPATION AGREEMENT.

                                                            SUBSIDIARY GUARANTEE

     IN WITNESS WHEREOF, each Guarantor has caused this Guarantee to be executed and delivered as of the date first above written.


                   Fred Meyer Stores, Inc.
                   Roundup Co.
                   Fred Meyer of Alaska, Inc.
                   Fred Meyer of California, Inc.
                   Distribution Trucking Company
                   B & B Stores, Inc.
                   B&B Pharmacy, Inc.
                   CB&S Advertising Agency, Inc.
                   FM Holding Corporation.
                   Grand Central, Inc.
                   F M Retail Services, Inc.
                   Fred Meyer Jewelers, Inc.
                   Merksamer Jewelers, Inc.
                   FM Inc.
                   J H Properties, Inc.
                   Compare, Inc.
                   Richie's, Inc.
                   Quality Food Centers, Inc.
                   Hughes Markets, Inc.
                   Hughes Realty, Inc.
                   KU Acquisition Corporation
                   Second Story, Inc.
                   Quality Food, Inc.
                   Quality Food Holdings, Inc.
                   QFC Sub, Inc.
                   Natur Glo, Inc.
                   Western Property Investment Group, Inc.



                           By: ROGER A. COOKE
                               ---------------------------------
                         Name: Roger A. Cooke
                        Title: Vice President and Secretary

                                                            SUBSIDIARY GUARANTEE

                   Smith's Food & Drug Centers, Inc.
                   Smith's Beverage of Wyoming
                   Smitty's Supermarkets, Inc.
                   Smitty's Super Valu, Inc.
                   Saint Lawrence Holding Company
                   Smitty's Equipment Leasing, Inc.
                   Food 4 Less Holdngs, Inc.
                   Ralphs Gorcery Company
                   Falley's, Inc.
                   Cala Co.
                   Bay Area Warehouse Stores, Inc.
                   Cala Foods, Inc.
                   Bell Markets, Inc.
                   Food 4 Less of Southern California, Inc.
                   Alpha Beta Company
                   Food 4 Less GM, Inc.
                   Food 4 Less Merchandising, Inc.
                   Food 4 Less of California, Inc.
                   Crawford Stores, Inc.


                       All By: ROGER A. COOKE
                               ---------------------------------
                         Name: Roger A. Cooke
                        Title: Vice President and Secretary

                                                            SUBSIDIARY GUARANTEE

                   Treasure Valley Land Company, L.C.

                   By Smith's Food and Drug Centers, Inc., member


                           By: ROGER A. COOKE
                               ---------------------------------
                         Name: Roger A. Cooke
                        Title: Vice President and Secretary